SPYR, Inc., and Subsidiaries

Unaudited Pro Forma Consolidated Financial Information

On December 31, 2015, SPYR, Inc. (“SPYR”) entered into an agreement to unwind and dispose of its wholly owned subsidiary Franklin Networks, Inc. (“FNI”). Pursuant to the agreement, the Company agreed to return to 100% of the shares of FNI to its former owners, along with its intangible assets including website properties and goodwill related to: entrée.com, gladiators.com, flawless.com, grubbr.com, parentingpad.com, nutristic.com, crumb.com, gulitytravel.com, and celebrityhq.com. FNI and its former owners agreed to return to SPYR all two million five hundred thousand shares of restricted SPYR common stock issued to them in the initial exchange transaction with FNI.

The following unaudited pro forma consolidated statement of operations of SPYR for the nine months ended September 30, 2015 is presented as if the disposition had occurred as of January 1, 2015. The following unaudited pro forma consolidated balance sheet as of September 30, 2015 assumes that the disposition occurred on September 30, 2015.

The statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what SPYR’s financial position and results of operations actually would have been had the disposition occurred on the dates indicated, or to project SPYR’s financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in SPYR’s Form 10-K for the fiscal year ended December 31, 2014 and the unaudited condensed consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in SPYR’s Form 10-Q for the quarterly period ended September 30, 2015.

The “As Reported” column in the “Unaudited Pro Forma Consolidated Statement of Operations” and in the “Unaudited Pro Forma Consolidated Balance Sheet” reflect SPYR’s historical financial statements for the periods presented and does not reflect any adjustments related to the disposition and related events.

The information in the “Disposal of Franklin Networks, Inc.” column in the “Unaudited Pro Forma Consolidated Statement of Operations” and the “Unaudited Pro Forma Consolidated Balance Sheet” were derived from SPYR Inc.’s Form 10-Q for the nine months ended September 30, 2015.

The “Other Adjustments” column in the “Unaudited Pro Forma Consolidated Statements” reflects pro forma adjustments which are further described in the accompanying notes.

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SPYR, INC., AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

		Disposal of	Other
	As Reported	Franklin Networks, Inc.	Adjustments	Notes	Pro Forma Operations
Revenues	$ 1,610,188	(386,513)	-		$ 1,223,675
Cost of sales	358,248	-	-		358,248
Gross Margin	1,251,940	(386,513)	-		865,427

Expenses
Labor and related expenses	1,561,948	(238,681)	75,361	(a)	1,398,628
Depreciation and amortization	108,235	(41,423)	447	(a)	67,259
Professional fees	2,328,275	(39,878)	-		2,288,397
Other general and administrative	1,501,155	(669,840)	-		831,315
Total Operating Expenses	5,499,613	(989,822)	75,808		4,585,599
Operating Loss	(4,247,673)	603,309	(75,808)		(3,720,172)

Other Income (Expense)
Interest and dividend income	16,699	-	-		16,699
Change in unrealized gain (loss) on trading securities	(1,314,931)	-	-		(1,314,931)
Gain (loss) on sale of marketable securities	(971,257)	-	-		(971,257)
Total Other Income (Expense)	(2,269,489)	-	-		(2,269,489)

Income (Loss) Before Income Taxes	(6,517,162)	603,309	(75,808)		(5,989,661)
Provision for income taxes	-	-	-		-
Net Income (Loss)	(6,517,162)	603,309	(75,808)		(5,989,661)

Earnings (Loss) Per Share:
Basic	$ (0.04)				$ (0.04)
Diluted	$ (0.04)				$ (0.04)

Weighted Average Common Shares
Basic	151,840,448				149,340,448
Diluted	151,840,448				149,340,448

See accompanying notes.

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SPYR, INC., AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2015

		Disposal of	Other
	As Reported	Franklin Networks, Inc.	Adjustments	Notes	Pro Forma Balance
ASSETS
Current Assets:
Cash and cash equivalents	$ 7,256,437	(14,976)	14,976	(b)	$ 7,256,437
Accounts receivable	53,662	(46,777)	46,777	(b)	53,662
Inventory	11,085	-	-		11,085
Prepaid expenses and other current assets	61,472	(100)	-		61,372
Trading securities, at market value	1,163,925	-	-		1,163,925
Total Current Assets	8,546,581	(61,853)	61,753		8,546,481

Property and equipment, net	251,986	(6,715)	6,715	(b)	251,986
Goodwill and other intangible assets, net	1,801,967	(1,776,765)	-		25,202
Other assets	22,299	-	-		22,299
TOTAL ASSETS	$ 10,622,833	$ (1,845,333)	$ 68,468		$ 8,845,968

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Accounts payable and accrued liabilities	157,252	-	-		157,252
Related party accounts payable	7,606	(7,606)	-		0
Total Current Liabilities	164,858	(7,606)	-		157,252

Deferred tax liability – non-current	117,741	(117,741)	-		0
Total Liabilities	282,599	(125,347)	-		157,252

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	10,340,234	(1,719,986)	68,468	(b)	8,688,716
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 10,622,833	$ (1,845,333)	$ 68,468		$ 8,845,968

See accompanying notes.

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SPYR, Inc., and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Information

Note 1. Other Pro Forma Adjustments

(a) Reflects the adjustments for salaries continuing after the agreement and depreciation expense on office equipment which was not disposed of pursuant to the agreement.

(b) Reflects that adjustment for cash, accounts receivable and office equipment which was not disposed of pursuant to the agreement.

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